TURBOSONIC TECHNOLOGIES REPORTS FULL YEAR OPERATING RESULTS

For Immediate Release
Waterloo, Ontario, Canada
September 24, 2009

TurboSonic Technologies, Inc. (OTC Bulletin Board – TSTA), a global provider of clean air technologies, presents the following audited operating results for its fiscal year ended June 30, 2009:

	Twelve Months Ended
	06/30/09	06/30/08
	US Dollars
Total Revenues	$25,405,475	$14,268,284
Income before Provision for Taxes	$2,185,143	$(977,968)
Net Income	$1,555,905	$(662,994)
Basic Earnings per Share	$0.10	$(0.04)
Weighted Average Number of Shares Outstanding	15,130,054	15,130,054

Commenting on the Company’s results, Edward Spink, TurboSonic CEO, stated, "Effective management of a significant order volume and record revenue that resulted from our strategies of international expansion, product development, and quality improvement has delivered record earnings for our shareholders. We will continue our efforts to develop new solutions that are responsive to the progressively complex problems of air emissions control to support our plans for growth.

According to The McIlvaine Company, a recognized independent market consulting firm with expertise in the air pollution control industry, the world market for air pollution control systems, products and services is forecast to grow from $65 billion in 2004 to $250 billion by 2015.

We believe that the international drive for a cleaner environment has led to a convergence of regulatory and public pressure, which, if sustained, will continue to increase the demand for both our established and new technologies, thereby increasing shareholder value."

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products help companies in the Cement and Mineral Processing, Ethanol & Biofuels, Metals & Mining, Petrochemicals, Power Generation, Pulp & Paper, Waste Incineration, and Wood Products industries meet the strictest emissions regulations, improve performance and reduce operating costs.

www.turbosonic.com

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see the annual report on Form 10-K and other documents the Company files from time to time with the Securities and Exchange Commission.

TurboSonic Technologies, Inc. (OTC Bulletin Board: TSTA - News)

Contact:

Ed Spink, CEO
espink@turbosonic.com
519-885-5513 ext. 214

TurboSonic Inc.	TurboSonic Technologies Inc.	TurboSonic Inc. Italian Branch
550 Parkside Drive	239 New Road, Bldg B, Suite 205	VIA IV Novembre, 92
Waterloo, ON, Canada N2L 5V4	Parsippany, NJ, USA 07054	Bollate, Milano, 20021, Italy
Tel: 519-885-5513	Tel: 973-244-9544	Tel: 39-02-38305384
Fax: 519-885-6992	Fax: 973-244-9545	Fax: 39-02-33301943
info@turbosonic.com	info@turbosonic.com	info.eu@turbosonic.com